UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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The Wet Seal, Inc.
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September 24, 2012

Dear Shareholder,

During the last several weeks, we have engaged with many of you to hear your concerns, and we continue to do so. And we have taken expedient action to address those concerns. As we discuss in more detail below:

•	We continue to implement a fast fashion merchandising strategy, and we are seeing positive results from those efforts

•	We have added two new, independent Directors who have experience with fast fashion and targeting our core demographic

•	We have made changes to Board structure and compensation

•	We terminated the temporary shareholder rights plan

•	We moved up the date of the annual meeting

At the same time, we have tried to engage in a constructive dialogue with Clinton Group to achieve a compromise that is in the best interests of Wet Seal and all shareholders. After speaking with many of you, we believe a prolonged proxy battle with Clinton Group is not in the best interests of the company or our shareholders. In our discussions with Clinton Group, the Board proposed to:

•	Expand the Board to include two new independent Clinton Group nominees and two new independent Wet Seal nominees, all with significant retail expertise

•	Reorganize the CEO Search Committee to include a Clinton Group nominee, a new Wet Seal nominee and a current Board member

•	Reconstruct the Nominating Committee to include a Clinton Group nominee

•	Disband the Strategic Oversight Committee and transfer the responsibilities to the entire Board, including new members

We believe that for a 7% shareholder such as Clinton Group, a compromise of this nature is fair and reasonable. However, Clinton Group rejected the proposal and indicated it was not open to compromise. Their unwillingness to compromise, when it is clear that a long, expensive proxy battle is not in the interests of all shareholders, demonstrates that, consistent with its track record, Clinton Group is focused solely on short-term activism and its own interests. We remain open to finding a compromise with the Clinton Group. The events of recent weeks demonstrate that your Board is acting in the best interests of all shareholders. Moreover, your Board has extensive experience with this company, teen retail and fast fashion. On the other hand, while the Clinton Group nominees all have retail experience, none of them appear to have any expertise in the specific teen girls’ retail niche in which The Wet Seal competes nor in any other kind of fast fashion merchandising. Your company should not be in the hands of a group of directors that lacks that critical experience.

Return to Fast Fashion and Change in Leadership

We believe it is important for our shareholders to be aware of the recent history of leadership and the transition underway at Wet Seal. In 2010, after a thorough search process, the Board hired Susan McGalla as CEO because the Board believed she had the deep merchandising experience to be able to expand our fashion content and life-style appeal, as well as to build our brand. When she joined full time in August 2011, Ms. McGalla implemented certain initiatives designed to capture more sales from our core customers and additional sales from a broader customer base. However, by mid-2012, our weak sales results made it clear that the new initiatives were producing negative results and we were losing our core customers at an increasing rate.

In July 2012, the Board acted promptly to address the company’s worsening performance by making the difficult decision to terminate Ms. McGalla and return immediately to the fast fashion merchandising strategy that had long supported success prior to Ms. McGalla’s tenure. We took this action when we did because we felt it was critical to the long-term viability of the company that we return to a known and proven strategy in time for the 2012 holiday season. Returning to our fast fashion strategy means that we are:

•	Merchandising to our core young teen customers

•	Increasing the portion of our merchandise bought from quick-source vendors by 50%

•	Committing to merchandise purchases closer to time of need

•	Expanding our inventory style breadth by 20-25%

•	Focusing our price points on our core customers

These changes are already taking effect, and we anticipate visible and meaningful improvements in our results by mid-November.

The Market’s Reaction to Our Change in Strategy

Since we made the decision to alter our strategy in July, our stock price has increased by more than 20%. In addition, this week Roth Capital Research upgraded their rating on The Wet Seal from “Neutral” to “Buy”. In doing so, Roth Capital cited the Board’s recent actions as the main reason for the increased confidence in the company and stated, “we believe the appropriate steps are in-place to drive the turnaround.” While we believe the stock price is still not at an acceptable level, we are pleased that the market is recognizing the positive steps we are taking.

Your Board’s Track Record

During the three-year period from November 2008 (the approximate start of the recession) to November 2011 (which marked the end of Ms. McGalla’s first full quarter), Wet Seal’s stock price increased 43.5% versus 39.7% for an indexed average of eight other teen specialty retailers.1 During that period, Wet Seal’s average quarterly comparable store sales performance of -2.5% exceeded that of six of the ten2 comparable companies. Furthermore, Wet Seal’s average operating margin of 5.3% exceeded the average operating margin of four of the ten2 other teen specialty companies, and the company improved its rolling average operating margin by 0.1% from Q3 2009 to Q3 2011 while most other companies in the group experienced margin declines over that period. This data demonstrates the Board’s successful strategic oversight during a challenging economic environment and a period of transition.

In addition, your Board has always acted in good faith, been a strong steward of the Company’s capital and been diligent in its responsibilities to shareholders. In August, your Board hired advisors to evaluate the company’s balance sheet and use of cash, assist us in engaging with our investors and explore all strategic opportunities to enhance shareholder value.

[1]	These companies include American Eagle Outfitters, Inc., Abercrombie & Fitch Co., Aeropostale, Inc., Bebe Stores, Inc., dElia*s, Inc., Hot Topic Inc., Pacific Sunwear of California Inc., and Urban Outfitters Inc. Body Central Corp., which began trading in October 2010, and rue21, Inc., which began trading in November 2009, have been excluded.
[2]	Includes Body Central Inc. and rue21, Inc.

Your Board Has Engaged Proactively With You, Listened, and Made Changes

In recent months we have actively pursued meetings with our shareholders to listen to your concerns and explain our strategy. The Board has acted swiftly to address the concerns we heard:

New Experienced Directors

As announced earlier this week, the Board has elected two new independent Board members with significant and successful fast fashion retail experience targeting our core demographic: Kathy Bronstein, retail consultant and former CEO of Wet Seal and John Goodman, most recently Executive Vice President of Apparel and Home at Sears and former CEO of Charlotte Russe.

We believe that Ms. Bronstein and Mr. Goodman have excellent backgrounds and will be additive to the Board immediately. Ms. Bronstein has significant retail experience, including 18 years at Wet Seal, where she was instrumental in developing the merchandising strategy for our core teen customer and served as CEO from 1992 to 2003. Under her leadership, Wet Seal increased its number of stores from less than 25 in 1985, to over 100 in 1992, and to over 600 in 2003. The company also grew revenues from approximately $14 million in 1985, to approximately $150 million in 1992, and to over $600 million in 2003. Most recently, Ms. Bronstein has advised numerous large public and venture capital-backed retail businesses, including Guess, Inc., Charlotte Russe Holdings, Seven for All Mankind Jeans and Brighton.

Mr. Goodman has direct junior apparel and fast fashion experience as the CEO of Charlotte Russe from 2008 to 2009 when the company was acquired at a premium of 26.9% over the last trading price prior to signing a merger agreement, resulting in a more than doubling of its share price during his tenure. His additional experience includes numerous senior leadership positions at various large retail companies, including Sears, Kmart, Levi Strauss and Gap. Most recently, he served as Executive Vice President of Apparel and Home at Sears Holdings Corporation from 2009 to 2012.

Changes to Board Committee Structure and Compensation

We disbanded the Board’s Strategic Oversight Committee and rescinded previously announced additional compensation for the Committee’s members. In addition, the Board determined it was appropriate to reduce Mr. Kahn’s recently awarded additional compensation to reflect an expected reduction in the level of his direct oversight during the last 90 days of this fiscal year. Finally, each Board member’s annual retainer will be reduced by $25,000 beginning in Fiscal 2013.

Shareholder Rights Plan Terminated

Your Board has terminated the temporary shareholder rights plan, reflecting feedback from shareholders and the Board’s confidence in the company’s stabilizing share price and its ability to return to strong performance under the fast fashion strategy beginning in the fourth quarter.

Advanced Timetable for Annual Meeting

The Board has decided to move up the next shareholder meeting, which will be held no later than April 19, 2013. All Board members are elected annually to one year terms.

Active Search for CEO

Your Board is working actively with leading recruiter Korn/Ferry to find a new CEO for The Wet Seal. We already have been approached by a number of qualified candidates and are confident we can successfully fill the role in the near-term.

Clinton Group Short-Term, Self-Interested Goals

Clinton Group’s actions in recent months have demonstrated that they only care about their interests and their focus is on short-term and short-sighted gain. Consistent with their track record of short-term activism, they have made a series of inconsistent demands to Wet Seal. In June 2012, Clinton Group initially requested that the company return cash at a significant premium to market and voiced support for CEO Susan McGalla in conversations with our directors. Then, they supported the Board’s decision to terminate Ms. McGalla and urged the Board to sell the company immediately, despite poor operating results. Now, Clinton Group is engaged in a misguided effort to replace four experienced members of your Board with five new directors, none of whom know our business model nor have meaningful experience in our fast fashion business. Clinton Group simply does not have any semblance of a business strategy, let alone one that will help improve business performance and enhance the company’s long-term value for shareholders.

This should not be surprising. According to www.13Dmonitor.com, which maintains a database that tracks activist investors and their investments, Clinton Group has a history of trading in and out of positions while pursuing an activist strategy, and their average 13D holding period for Consumer Services companies is just over five months, never holding one of these positions for even a year.

During the period that they are a 13D holder, the share price of companies in which Clinton Group has an interest has dropped on average 11.5% versus an average drop of 2.3% for the S&P 500 during the same time periods. The share prices of Clinton Group’s seven previous targets in the Consumer Services Sector decreased an average of 20.2% versus a comparable 2.2% decrease for the S&P 500.3

Clinton’s Board Candidates Don’t Stack Up to Our Board

As mentioned above, neither Clinton Group nor any of its proposed Board nominees appear to have any specific strategy for the Wet Seal business, nor do they appear to have any direct teen, fast fashion experience. We believe the current Board, with the new additions and the additional candidates prepared to join in the near term is a stronger group than what Clinton has proposed and is better suited to lead the company as it returns to a fast fashion strategy.

Accordingly, we strongly urge you to reject the Clinton Group’s efforts to replace experienced members of your Board with a hand-picked slate of candidates.

Sincerely yours,

The Board of Directors
The Wet Seal, Inc.

[3]	www.13Dmonitor.com

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the intent, belief, plans or expectations of the The Wet Seal, Inc. (the “Company”) or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission (the “SEC”). The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Other Disclosures

The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of consent revocations from stockholders in connection with the consent solicitation by Clinton Group, Inc. The Company has filed a definitive consent revocation statement with the Securities and Exchange Commission (the “SEC”) in connection with such consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s Directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Consent Revocation Statement filed with the SEC. This document is available free of charge at the SEC’s website at www.sec.gov.

The Company is commencing the mailing of the definitive Consent Revocation Statement and a form of consent revocation to each stockholder entitled to deliver a written consent in connection with the consent solicitation. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the definitive Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the consent solicitation at the SEC’s website at www.sec.gov.